                                                                    EXHIBIT 10.1
                                                                    ------------


                                 April 18, 2000


Mr. Matthew Saltzman
2 Forest Hills Drive
Avon, CT  06001

Dear Mr. Saltzman:

     This letter agreement ("Agreement") sets forth the terms of your agreement with The Ashton Technology Group, Inc. ("Ashton") regarding your employment with Electronic Market Center, Inc. ("EMC" or the "Company"), a majority-owned subsidiary of Ashton.

1.   Position/Responsibilities.  You will be employed as President and Chief
     -------------------------
Operating Officer ("COO") of the Company. Your responsibilities are set forth on Exhibit A attached hereto.

2.   EMC.  EMC will be primarily engaged in the business of developing business
     ---
to business transactional systems to facilitate its offering of wrap fee investment products to financial service customers. EMC will also offer trust services to investment clients as a platform for its wrap fee product offerings. You as President and COO of the Company will use your best efforts to cause the Company to fulfill the foregoing objectives.

3.   Term.  The term of your employment hereunder (the "Term") will commence on
     ----
April 18, 2000 and shall continue until April 18, 2003 unless terminated earlier by you or by the Company as provided below. Your employment may be renewed for a successive three-year term upon written notice provided to you by Ashton no later than ninety (90) days before the expiration of the Term. In the event that your employment is not renewed upon expiration of this Agreement, you shall have the right to sell to Ashton, and Ashton shall have the obligation to purchase from you, all EMC common stock then owned by you at the greater of book value or "Share Value" (as defined in Section 4.3 of the Stockholders Agreement of Electronic Market Center, Inc., dated April 18, 2000) per share, to be determined independently by an independent auditor or investment banking professional selected by the Board of Directors of the Company (the "EMC Put").

4.   Base Salary and Benefits.  You shall be paid a salary of $225,000 per year.
     ------------------------
You will be entitled to the standard benefits as in effect from time to time for Ashton executives commensurate with your position, a current schedule of which benefits is attached hereto as Exhibit B. You will be entitled to twenty days of vacation annually in addition to official Company holidays.

Matthew Saltzman
April 18, 2000
Page 2 of 9


5.   EMC Board of Directors.  The board of directors of EMC (the "EMC Board")
     ----------------------
shall consist of six members,  Fredric W. Rittereiser, non-executive Chairman,
K. Ivan F. Gothner, Arthur J. Bacci, one other person appointed by Ashton, you, and one person appointed by you. Your position on the Board shall cease automatically at such point you are no longer a stockholder of EMC.

6.   Funding of EMC Operations.  Ashton will be responsible for providing, or
     -------------------------
arranging the financing required to develop and launch EMC, up to $3,000,000 (such amount, the "Commitment"). Ashton will provide or arrange the Commitment between the date hereof and July 2000. Ashton shall advance $500,000 of this funding to EMC at the closing of the Stock Exchange and Acquisition Agreement, provided that such capital contribution is not applied to satisfy accrued liabilities of E-Trustco in excess of $50,000 (exclusive of the Brightware software vendor contract).

7.   Expense Reimbursements.  The Company will reimburse you for all reasonable
     ----------------------
business expenses you incur in fulfilling your responsibilities hereunder upon submission of adequate documentation for such expenses and subject to Ashton policies.

8.   Termination/Severance Pay.  Either you or Ashton shall have the right to
     -------------------------
terminate your employment at any time with or without cause by giving written notice to that effect. The termination of employment shall be effective on the prospective date specified in such notice (the "Effective Termination Date").

     (i) If Ashton terminates your employment without cause or if you terminate your employment for "good reason," subject to the last sentence of this paragraph, EMC will pay you as severance pay for a period beginning on the Effective Termination Date and ending on April 18, 2003 (the "Severance Period") your then current monthly salary (the "Salary"). In addition, any unexercised stock options that you possess shall vest as of the Effective Termination Date. The Salary will be paid on EMC's normal payroll cycle during the Severance Period, provided, that if you become employed elsewhere during the Severance Period the amounts otherwise payable to you under this Section 8(i) shall be reduced by the total amount of any compensation you receive from such employment during the Severance Period.

     For purposes of the severance pay offset provisions of this Section, the terms "employed" and "employment" shall mean the providing of any services for compensation whether as a full-time or part-time employee or as a consultant or otherwise. In consideration of the severance pay herein provided you agree to deliver to EMC on or promptly following the Effective Termination Date a Separation and Release in the form used by EMC at that time, subject to your agreement of the terms and conditions set forth therein, provided, that in the event you do not deliver the Separation and Release in the form then used by EMC your right to receive the severance pay herein provided shall terminate. In the event of any inconsistency regarding the terms and conditions of the Separation and Release and this Agreement, the terms of this

Matthew Saltzman
April 18, 2000
Page 3 of 9

Agreement shall govern. For purposes of this Agreement, "good reason" shall mean Ashton's failure to perform in a timely manner its material obligations under this Agreement or your demotion or any significant diminution of your powers and responsibilities by the Board of EMC without cause, and shall not mean your removal from your then current position with EMC with your express written consent or in connection with any termination of your employment by Ashton or EMC as the result of your disability or "for cause."

     (ii) Ashton shall have the right to terminate your employment for cause by giving you written notice to that effect. In the event Ashton determines that it has reason to terminate you for cause, it shall provide you with written notice specifying the basis underlying its determination. You shall have sixty
(60) days from the date of the written notice in which to cure any deficiencies in your performance specified in the written notice provided by Ashton. If, after the sixty (60) day cure period has expired, a sufficient basis still exists for your termination, Ashton shall terminate you for cause. "Cause" means
(1) your failure to perform in a timely manner your material obligations and responsibilities under this Agreement; (2) commission by you of a willful act of dishonesty in the course of your duties with EMC; (3) engagement by you in negligence or conduct injurious to Ashton, EMC or their affiliates; (4) your failure to comply with a written instruction from the EMC Board within your mandate as set forth herein; (5) your conviction of a crime of moral turpitude or of a felony; or (6) your chronic alcoholism or drug abuse. If you are terminated for cause, EMC will pay your unpaid Salary through the Effective Termination Date.

     (iii) If Ashton terminates your employment for cause (i) you shall not have the right to exercise the EMC Put, and (ii) the provisions of Section 14 hereunder shall apply. If Ashton terminates your employment without cause, or if you terminate your employment for "good reason," then (i) you shall have the right to exercise the EMC Put, and (ii) the provisions of Section 14 hereunder shall not apply.

9.   Death.  If you die during your employment hereunder, this Agreement shall
     -----
terminate upon the date of your death. Thereafter, EMC shall pay to the personal representative of your estate your unpaid Salary through the date of death. Your estate shall also receive the benefit of any options and warrants that are vested at the time of your death.

10.  Options.  You are hereby granted the following stock options:
     -------

     .    options to purchase 100,000 shares of common stock of Ashton at an exercise price per share of $4.00;

     . options to purchase 150,000 shares of common stock of Universal Trading Technologies Corporation ("UTTC"), a subsidiary of Ashton, at an exercise price of $3.50 per share;

Matthew Saltzman
April 18, 2000
Page 4 of 9

     .    options to purchase 40,000 shares of common stock of Gomez Advisors,
     Inc. ("Gomez"), an affiliated company of Ashton, at an exercise price of $5.10 per share, from Ashton;

     .    options to purchase 1.25 million shares of common stock of EMC at an exercise price of $.50 per share .

     .    options to purchase 25,000 shares of common stock of Gomez, at an exercise price of $5.10 per share (the "Contingent Gomez Options").

     The above-described options on the common stock of Ashton and UTTC shall vest in accordance with the following schedule:

     20%    1st anniversary of employment with EMC
     20%    2nd anniversary of employment with EMC
     60%    3rd anniversary of employment with EMC

     The options to purchase Gomez common stock will vest on the first anniversary of your employment with EMC. The options to purchase EMC common stock will vest upon the earlier to occur of your third anniversary of employment with EMC or upon an initial public offering of the common stock of EMC or any of its subsidiaries. The Contingent Gomez Options will vest at such time that you consummate, on behalf of E-Trustco.com, Inc., a strategic transaction with either E*Trade, Hewlett-Packard, or Citigroup. All options granted to you will be adjusted to reflect any recapitalizations, stock splits, mergers, etc., as provided in the respective stock option agreements. All options granted to you will vest automatically upon a change in control in the entity granting the stock options, as per the respective stock option agreements.

11.  Exclusivity.  In return for the compensation payments set forth in this
     -----------
agreement, you agree to devote substantially all of your professional time and energies to EMC, eTrustCo and the Manhattan Trust Company.

12.  Confidentiality.  In the course of your performance of your duties at EMC,
     ---------------
each of Ashton and EMC will divulge to you certain of its respective proprietary information, including, but not limited to, information and data relating to or concerned with its business, finances and other affairs. You agree that you will not divulge such proprietary information to anyone at any time whether or not you are in the employ of Ashton and/or EMC, except as may otherwise be required in connection with the business and affairs of Ashton or EMC, as the case may be. You agree to use your reasonable efforts to prevent such disclosure by others. Proprietary information does not include information that is generally available to the public through no fault of yours, was already known to you on a non-confidential basis prior to disclosure, or is subsequently disclosed to you on a non-confidential basis by a third party not having a confidential relationship with Ashton or EMC.

Matthew Saltzman
April 18, 2000
Page 5 of 9

13.  Assignment of Rights.    You agree that any inventions, developments,
     --------------------
discoveries, improvements, processes, methods, compositions, concepts, ideas or inventions (whether or not patentable, or copyrightable or constituting trade secrets or proprietary information) conceived, made, created, developed or reduced to practice by you, alone or with others, during the Term and applicable to the type of businesses engaged in by or any prospective activity of Ashton and EMC during such period (collectively, the "Intellectual Property") shall be the sole and exclusive property of EMC. By your signature below you hereby assign all of your right, title and interest in the Intellectual Property to EMC and agree to execute and deliver all documents requested by EMC (including, without limitation, applications for domestic or foreign patents, copyrights, or other proprietary rights) to protect the respective rights of EMC thereto. All copyrightable works that you create during the Term shall be deemed "works made for hire".

14.  Non-competition.  You further agree that during your employment with EMC
     ---------------
and for six months after the termination of such employment for any reason, you will not at any time engage in or participate as an officer, employee, director, agent, consultant, representative, stockholder, investor or partner, or have any financial interest, in any business which "competes" with Ashton or any of its subsidiaries or successors. For the purposes hereof, a "competing" business shall mean any business which directly competes with any of the businesses of Ashton as such businesses shall exist during your employment with EMC, for example, the development and commercialization of business-to-business wrap fee investment products or systems for facilitating transactions in the financial markets of the type engaged in or contemplated by Ashton or EMC at the time of termination of your employment. Ownership by you of publicly traded stock of any corporation conducting any "competing" business shall not be deemed a violation of this Section 14 provided you do not own more than one percent (1%) of the stock of any such corporation.

     Additionally, for a period of six months after the termination of your employment hereunder you will not, directly or indirectly: (a) solicit or entice away from the Company or Ashton (i) the employment or other services of any executive employee of Ashton or EMC or (ii) the business of either (A) any customer of EMC to whom you rendered services during the six month period prior to your termination of employment (a "Specific Customer"), or (B) any person or entity whose business you solicited by multiple personal contacts during the six month period prior to your termination (a "Specific Contact"), or (b) participate in any activity for any Specific Customer or Specific Contact which is the same as or substantially similar to those activities which you performed for such Specific Customer or proposed to perform for such Specific Contact, unless to do so would not have a material adverse effect on the business conducted between EMC and such Specific Customer or Specific Contact.

Matthew Saltzman
April 18, 2000
Page 6 of 9

     Further, for a period of six months after the termination of your employment hereunder you will not, directly or indirectly, hire any executive employee of Ashton or EMC.

16.  Arbitration.  Disputes arising under or in any respect in connection with
     -----------
this Agreement, including in respect of the execution, delivery or performance hereof (but excluding disputes as to the compliance by the arbitrators under the provisions of this Section applicable to them), shall be arbitrated in New York City in accordance with the Commercial Arbitration Rules of the American Arbitration Association by three arbitrators, one selected by each party hereto and the third selected by the two so selected (or, in the absence of agreement, the third arbitrator shall be selected by the President of the Association of the Bar of The City of New York at the time sitting), and with all decisions of the arbitrators requiring the affirmative vote of at least two of the arbitrators. Any judgment on any award rendered by the arbitrators in accordance with such rules may be entered in any court of competent jurisdiction. The parties intend to confer on the arbitrators the authority to resolve disputes between the parties in respect of this Agreement and agree that no decision by the arbitrators shall have the effect of amending this Agreement in any respect. The costs of any such arbitration, including expenses (and legal fees) of the other party thereto, shall be borne by the party which is the losing party in the arbitration or, if the arbitrators' decision is unclear in that regard, as the arbitrators shall determine in accordance with the purpose of this provision to achieve the rules that arbitrations be commenced hereunder in circumstances of actual disputes and not frivolously or for harassment purposes. The parties hereto agree that any proceedings pursuant to this Section 16 shall be kept strictly confidential and shall not be disclosed to any third party except pursuant to court order.

17.  Miscellaneous.  Together with the attached exhibits, this letter agreement
     -------------
constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, among the parties with respect to such subject manner. This Agreement is governed by the substantive laws of the State of New York. This Agreement may be amended only in writing signed by both parties hereto. This Agreement shall inure to the benefit of Ashton and any successor of Ashton by reorganization, merger, consolidation or liquidation, or any assignee or transferee of all or substantially all of the business or assets of Ashton or of any division or line of business of Ashton with which you are at any time associated. No provision of this Agreement shall be for the benefit of or enforceable by any third party. Nothing in this Agreement, expressed or implied, is intended to or shall be construed to confer upon or to give any persons or party other than the parties hereto any rights, remedies or claims under or by reason of this Agreement.

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

Matthew Saltzman
April 18, 2000
Page 7 of 9

     Duplicate originals of this agreement are being provided. Please sign below to evidence your agreement to the foregoing, and return one original for our records.

                                        Sincerely,

                                        THE ASHTON TECHNOLOGY GROUP, INC.



                                        By: ________________________________
                                               Arthur J. Bacci
                                               President


                                        ELECTRONIC MARKET CENTER, INC.



                                        By: ________________________________
                                               Fredric W. Rittereiser
                                               Chairman


                                        UNIVERSAL TRADING TECHNOLOGIES
                                                CORPORATION



                                        By: ________________________________
                                               Marc Gresack
                                               President


ACCEPTED AND AGREED



________________________
Matthew Saltzman

________________________
Date

                                   EXHIBIT A

                   RESPONSIBILITIES OF THE PRESIDENT AND COO
                         ______________________________

          All of the following responsibilities are subject to the direction and approval of EMC's board of directors.

     .    Supervise EMC employees, agents, representatives, etc., including, subject to authority of EMC's board of directors, authority over hiring and firing.

     .    Exercise authority over day-to-day operations of EMC, including supervision of day-to-day operating expenses and expense reimbursements in accordance with Ashton's standard policies.

     .    Prepare business plans ("Business Plans") for EMC, including budgets and forecasts of revenue and income, and amendments thereto, which Business Plans shall be submitted to the EMC board of directors for approval.

     .    Be responsible and accountable for the implementation and execution of the Business Plans.

     .    Report to the EMC and Ashton boards of directors on the business and financial condition, and significant aspects of the business operations, of EMC.

          Notwithstanding the foregoing, the President of EMC shall not be authorized or otherwise vested with the power to do or cause to be done any of the following without the express written consent of a majority of the EMC board of directors:

     .    Create any subsidiaries of EMC.

     .    Incur indebtedness of EMC (other than ordinary trade payables), including without limitation obligations for money borrowed or evidenced by notes or other instruments, obligations under leases required to be accounted for as capital leases under generally accepted accounting principles, the amount available to be drawn under letters of credit under which EMC is the account party, and guarantees of any of the foregoing.

     .    Make loans to or guarantee the obligations of any third party.

     .    Enter into or amend any contract, agreement, commitment, arrangement or transaction (i) in which EMC purports to bind any affiliate of EMC without the express written consent of the party to be bound or (ii) not provided for in the business plan approved by the EMC board of directors.

                                   EXHIBIT B

                PERQUISITES AND BENEFITS PROVIDED TO EXECUTIVES
                         ______________________________


          You will be eligible for the following perquisites and benefits as an executive of EMC:

     .    EMC's bonus compensation plan;

     .    EMC's deferred compensation plan;

     .    EMC's incentive stock option programs;

     .    Key man life insurance;

     .    Medical and Dental insurance;

     .    401(k) Program